Exhibit 99.2

KAR Auction Services, Inc.

Q4 and YTD 2012 Supplemental Financial Information

February 20, 2013

KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations.  Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors.  In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets.  EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP.  These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended December 31, 2012
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$16.5	$9.8	$12.8	$(16.2)	$22.9
Add back:
Income taxes	(5.0)	2.9	16.2	(6.9)	7.2
Interest expense, net of interest income	0.1	0.3	3.8	25.2	29.4
Depreciation and amortization	23.3	17.3	5.7	0.5	46.8
Intercompany	15.0	9.6	(4.7)	(19.9)	—
EBITDA	49.9	39.9	33.8	(17.3)	106.3
Adjustments	3.8	(1.0)	(3.0)	4.7	4.5
Superstorm Sandy	—	9.1	—	—	9.1
Adjusted EBITDA	$53.7	$48.0	$30.8	$(12.6)	$119.9

	Three Months Ended December 31, 2011
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$(2.0)	$15.9	$15.0	$(14.4)	$14.5
Add back:
Income taxes	3.0	7.2	7.3	(8.5)	9.0
Interest expense, net of interest income	0.2	0.5	3.5	26.5	30.7
Depreciation and amortization	24.9	16.9	6.1	0.4	48.3
Intercompany	14.9	9.5	(3.8)	(20.6)	—
EBITDA	41.0	50.0	28.1	(16.6)	102.5
Adjustments	6.7	1.3	(2.3)	3.9	9.6
Adjusted EBITDA	$47.7	$51.3	$25.8	$(12.7)	$112.1

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters.  The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012

Net income	$26.0	$23.9	$19.2	$22.9	$92.0
Add back:
Income taxes	18.4	20.2	13.8	7.2	59.6
Interest expense, net of interest income	30.3	29.6	29.8	29.4	119.1
Depreciation and amortization	48.6	48.0	46.8	46.8	190.2
EBITDA	123.3	121.7	109.6	106.3	460.9
Nonrecurring charges	5.4	3.2	4.0	4.7	17.3
Noncash charges	9.1	6.1	6.8	3.1	25.1
AFC interest expense	(2.9)	(2.9)	(3.1)	(3.3)	(12.2)
Superstorm Sandy	—	—	—	9.1	9.1
Adjusted EBITDA	$134.9	$128.1	$117.3	$119.9	$500.2

Segment Results

ADESA Results

	Year Ended December 31,
(Dollars in millions)	2012	2011
ADESA revenue	$1,053.5	$1,017.4
Cost of services*	595.7	582.3
Gross profit*	457.8	435.1
Selling, general and administrative	249.3	219.6
Depreciation and amortization	96.9	88.1
Operating profit	$111.6	$127.4

EBITDA	$210.8	$214.9
Adjustments	20.3	17.3
Adjusted EBITDA	$231.1	$232.2

* Exclusive of depreciation and amortization

Revenue for ADESA for the year ended December 31, 2012, increased $36.1 million, or 4%, to $1,053.5 million, as compared with $1,017.4 million for the year ended December 31, 2011.  Gross profit for ADESA increased $22.7 million, or 5%, to $457.8 million, as compared with $435.1 million for the year ended December 31, 2011.  Gross margin for ADESA was 43.5% for the year ended December 31, 2012 versus 42.8% for the year ended December 31, 2011.  The increases in revenue and gross profit were primarily a result of an 8% increase in the number of vehicles sold, partially offset by a 4% decrease in revenue per vehicle sold, both as compared to the year ended December 31, 2011.  Selling, general and administrative expense increased $29.7 million to $249.3 million, primarily due to the acquisition and integration of OPENLANE, which accounted for approximately $28.1 million of the increase, as well as an increase in incentive-based compensation expense, an increase in professional fees and a loss on the sale of idle property, partially offset by decreases in compensation expense and stock-based compensation expense, as well as fluctuations in the Canadian exchange rate.

For the year ended December 31, 2012, ADESA’s used vehicle conversion percentage at physical auction locations declined to 57.4% as compared to 60.7% for the year ended December 31, 2011.  The decrease in conversion rate was primarily due to an increase in dealer consignment vehicles sold and resulting change in mix of vehicles.  For 2012, dealer consignment vehicles represented 48.1% of vehicles sold at ADESA physical auctions as compared to 41.7% in 2011.

IAA Results

	Year Ended December 31,
(Dollars in millions)	2012	2011
IAA revenue	$716.1	$700.1
Cost of services*	449.5	415.3
Gross profit*	266.6	284.8
Selling, general and administrative	69.8	82.3
Depreciation and amortization	68.1	65.8
Operating profit	$128.7	$136.7

EBITDA	$198.0	$207.8
Adjustments	(0.7)	3.9
Superstorm Sandy	9.1	—
Adjusted EBITDA	$206.4	$211.7

* Exclusive of depreciation and amortization

Superstorm Sandy

In October 2012, Superstorm Sandy damaged property throughout the Eastern United States with the most significant damage concentrated in New Jersey and New York.  As a direct result of Superstorm Sandy’s affect on New York City and neighboring communities, damage from the storm is estimated at over $70 billion.  Although the damage from Superstorm Sandy was widespread, the most significant damage was concentrated on the eastern seaboard of the United States.  KAR and its subsidiaries did not experience significant damage to its properties or vehicles stored on our properties for our customers.  Certain auction activities were delayed due to power outages, temporary loss of internet access and the inability of customers to attend the auctions immediately following the damage created by Superstorm Sandy.

IAA provides salvage auction services to substantially all of the major automobile insurance companies in the United States.  Contracts with IAA’s insurance customers require IAA to provide services in the event of catastrophic events like Superstorm Sandy.  Typically these catastrophic events create a temporary increase in the number of cars processed and sold.  The nature of the damage, the need to service our customers in a short period of time and the geographic concentration in a heavily populated, high cost area, led to substantially increased costs incurred to handle the significantly greater volumes of vehicles.  IAA has experienced a number of catastrophic events over the last 10 years, most notably Hurricane Katrina, and none of these individual catastrophic events has resulted in a net loss to IAA.

Superstorm Sandy was unique in that its impact was greatest in the densely populated New York City area.  This resulted in a high concentration of total-loss vehicles in a relatively small geographic area.  It is estimated that Superstorm Sandy damaged over 200,000 vehicles.  IAA’s customers assigned over 50,000 total-loss vehicles to IAA for processing.  In order to store and process these vehicles, IAA secured over 400 acres of temporary space in New York and New Jersey.  In addition, the difficult infrastructure of the New York City and Long Island areas and the shortage of towing capacity required IAA to incur significantly greater towing costs to move damaged vehicles to its sites for processing.  In order to serve our customers in this region, IAA had to bring hundreds of employees to the affected areas to assist in the timely processing of these vehicles.  All of these activities resulted in a temporary increase in costs related to Superstorm Sandy vehicles.

In the fourth quarter of 2012, IAA incurred a non-recurring pre-tax net loss of $9.1 million related to the processing of Superstorm Sandy vehicles.  This net loss has been excluded from Adjusted EBITDA in accordance with the definitions in our Credit Agreement.  Furthermore, the sale of Superstorm Sandy vehicles in 2013 is expected to result in an additional pre-tax net loss of approximately $10 million.  This loss will be incurred in the first half of 2013 with a majority of the activity taking place in the first quarter of 2013.  These losses are net of auction services revenue realized or to be realized upon the sale of the vehicles.  The significantly higher tow costs incurred in order to respond to the requirements of our customers, increased occupancy costs due to the leasing of temporary locations to process Superstorm Sandy vehicles and increased labor costs for the temporary work force brought into the New York and New Jersey area will result in a net loss on the sale of the Superstorm Sandy vehicles.

Results of Operations

Revenue from IAA for the year ended December 31, 2012 increased $16.0 million, or 2%, to $716.1 million, as compared with $700.1 million for year ended December 31, 2011.  Gross profit at IAA decreased to $266.6 million, as compared with $284.8 million for the year ended December 31, 2011, while the gross margin percentage decreased to 37.2% for the year December 31, 2012, as compared with 40.7% for the year ended December 31, 2011.  The increase in revenue for the year ended December 31, 2012 was primarily a result of a 3% increase in vehicles sold, including vehicles sold under purchase agreements.  Selling, general and administrative expense decreased $12.5 million, or 15%, to $69.8 million, as compared with $82.3 million for the year ended December 31, 2011.  The decrease in selling, general and administrative expenses was attributable to a gain on the sale of excess property, as well as decreases in stock-based compensation expense and incentive-based compensation expense.

AFC Results

	Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2012	2011
AFC revenue	$193.8	$168.8
Cost of services*	41.9	37.6
Gross profit*	151.9	131.2
Selling, general and administrative	21.3	22.1
Depreciation and amortization	23.3	24.7
Operating profit	$107.3	$84.4

EBITDA	$130.6	$109.1
Adjustments	(10.4)	(7.2)
Adjusted EBITDA	$120.2	$101.9

Loan transactions	1,239,755	1,064,891
Revenue per loan transaction	$156	$159

* Exclusive of depreciation and amortization

Revenue for AFC for the year ended December 31, 2012 increased $25.0 million, or 15%, to $193.8 million, as compared with $168.8 million for the year ended December 31, 2011.  Gross profit at AFC increased $20.7 million, or 16%, to $151.9 million, as compared with $131.2 million for the year ended December 31, 2011.  Gross margin for AFC was 78.4% for the year ended December 31, 2012 versus 77.7% for the year ended December 31, 2011.  The increases in revenue and gross profit were primarily a result of a 16% increase in loan transaction units, partially offset by a 2% decrease in revenue per loan transaction.  The decrease in revenue per loan transaction was primarily a result of a decrease in average loan values and a decrease in floorplan and other fee income, partially offset by an increase in the average portfolio duration. Selling, general and administrative expense decreased $0.8 million to $21.3 million, primarily as a result of decreases in stock-based compensation expense and professional fees, partially offset by an increase in compensation expense.

LIQUIDITY AND CAPITAL RESOURCES

The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility.  The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	December 31, 2012	December 31, 2011
Cash and cash equivalents	$108.7	$97.4
Restricted cash	11.9	8.2
Working capital	294.5	177.0
Amounts available under credit facility*	250.0	181.1
Cash flow from operations	290.2	305.8

* KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s Credit Agreement, which was undrawn as of December 31, 2012.  There were related outstanding letters of credit totaling approximately $23.6 million and $28.5 million at December 31, 2012 and December 31, 2011, respectively, which reduce the amount available for borrowings under the credit facility.

For the year ended December 31, 2012, the Company used cash of $85.9 million to repay borrowings, $26.0 million to pay dividends to stockholders and $102.0 million to purchase property, plant, equipment and computer software.

Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters).  The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period.  Prospective quantification of these items is generally not practicable.  Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.